Exhibit 99.1

Monthly Letter to our STOCKHOLDERS

Inland American REAL ESTATE TRUST, INC.

December 12, 2012

Dear Stockholder:

As we come to a close on 2012, Inland American's overall cash performance has remained solid amid the economic uncertainty, global challenges, and the looming fiscal cliff. Even though our cash performance has continued to be strong, it is important to remember that these economic uncertainties may have a negative impact on investment rates and therefore the value of our properties.


Hotels
29%
Ind
9%
Retail
39%
Office
16%
MF
7%

Portfolio by Asset Class
09/30/12
Ind = Industrial
MF = Multi-Family
*Based on undepreciated assets

FINANCIAL HIGHLIGHTS

Reviewing a few financial metrics from our 10-Q released on November 9, 2012, our funds from operations ("FFO"), for the first nine months of 2012, was reported as $346 million. This is a 5.5% increase over the same time period in 2011. Our same-store net operating income ("NOI") for the first nine months of the year increased 2.4% to $521 million. This solid performance has been achieved through the ongoing execution and hard work of our employees.

Same-Store NOI Results

In '000s	Nine Months Ended 9/30/2012		Nine Months Ended 9/30/2011		% Change
Retail	$	199,269	$	197,836	0.7%
Lodging	$	126,366	$	119,592	5.7%
Office	$	100,563	$	100,151	0.4%
Industrial	$	58,749	$	58,917	(0.3%)
Multi-Family	$	35,842	$	32,298	11.0%
Total	**$**	**520,789**	**$**	**508,794**	**+2.4%**

DISPOSITIONS

We continue to focus on our strategic plan, which for 2012 includes disposition of assets that we believe are not core properties. During the first nine months of 2012 we sold 64 bank branches, 3 apartment assets and 13 limited service hotels for a total of $337 million. In our retail portfolio, we maintained our focus of rotating capital out of our single-tenant assets (bank branches) into multi-tenant retail. Because of the fixed contractual rental rate increases for our bank branches, we believe moving more capital into multi-tenant necessity-based retail assets will better capture the growth of an economic recovery when it occurs, leading to improved portfolio performance and value.

The selling of our apartments is driven by new supply coming online in our markets. As apartment rents continue to be pushed to all-time highs, more developers are looking to meet that demand and build new properties as a result.

As new units come to market, rental rates and occupancy will fall. Selling now, makes sense for the portfolio and our stockholders. The lodging dispositions also match the strategy of expanding our ownership in premium hotels for this portfolio. So, while we selectively sell certain limited service properties, we are reinvesting that capital into upper-upscale assets at favorable pricing in the top 25 markets. This strategy has already had a positive effect on our occupancy and average daily rate numbers this year. Over the next several quarters, we will continue to execute on our goal of tailoring our portfolio into multi-tenant retail, lodging and student housing and will provide you updates on our progress. The above material, along with other important information regarding the company’s operations, can be found in our filed 10-Q, which you should review in its entirety. Third Quarter 2012 Earnings Call All stockholders are invited to join us for our third quarter 2012 earnings call and webcast on Wednesday, December 19, 2012 at 2:00 PM CST. Please register at www.inlandamerican.com. We encourage all of our stockholders to participate and we look forward to answering any questions you may submit. Cash Distribution Enclosed is a check for your cash distribution equaling $0.04167 per share for the month of November 2012. Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share. This equates to an approximate 7% annualized yield based on our current estimated per share value. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check. Sincerely, INLAND AMERICAN REAL ESTATE TRUST, INC. Robert D. Parks Thomas P. McGuinness Chairman of the Board President cc: Trustee Broker Dealer Financial Advisor FFO is a non-GAAP financial measure. Please review our recently filed 10Q for a reconciliation of the most direct comparable GAAP measure. The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.